UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 1, 2007
Date of Report (date of earliest event reported)
GENESIS MICROCHIP INC.
(Exact name of Registrant as specified in its charter)
Delaware	000-33477	77-0584301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
2525 Augustine Dr. Santa Clara, CA 95054
(Address of principal executive offices, including zip code)
(408) 919-8400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 1, 2007, Genesis Microchip Inc. (the “Company”) issued a press release announcing that it has appointed Rick Martig to serve as Chief Financial Officer and Senior Vice President Finance, effective November 5, 2007. Mr. Martig, age 45, spent twelve years at Xilinx, Inc. (Nasdaq: XLNX), a worldwide leader in field programmable gate array (FPGA) solutions. Most recently at Xilinx, he served as Senior Director of Corporate Finance and managed its worldwide accounting operations in San Jose, Dublin and Singapore. In this role, he was responsible for corporate accounting, financial planning and analysis and external reporting. Mr. Martig also led the implementation of SOX 404 and the creation of an internal compliance organization. From 1997 to 2003 at Xilinx, Mr. Martig was Business Unit Operations Controller. Prior to Xilinx, Mr. Martig worked from 1990 to 1995 at Spectra Physics Lasers, where he served in various roles including Plant Controller and Treasury Manager. Previously, Mr. Martig was a General Accounting Manager at Bonsu - Microamerica from 1985 to 1990. He is a graduate of the University of Santa Clara with a BS degree in finance and holds an MBA from St. Mary’s College.

A copy of the press release announcing Mr. Martig’s appointment as Chief Financial Officer is furnished as Exhibit 99.1 to this Current Report on Form 8-K .

The material terms of Mr. Martig’s offer letter include the following:

(i) an at-will employment arrangement whereby either the Company or Mr. Martig may terminate his employment with the Company at any time, with or without reason;

(ii) a monthly gross salary of $21,666.66;

(iii) a sign-on bonus of $50,000;

(iv) an award of stock options to purchase 105,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, 25% of which vest approximately one year from the date of grant, with the balance vesting monthly in equal amounts over the following thirty-six months, subject to approval by the Company’s Board of Directors and subject to Mr. Martig’s continued employment with the Company on the applicable vesting dates; and

(v) an award of 20,000 restricted stock units, 25% of which vest approximately one year from the date of grant, with the balance vesting yearly in equal amounts over the following three years, subject to approval by the Company’s Board of Directors and subject to Mr. Martig’s continued employment with the Company on the applicable vesting dates.

Pursuant to the terms of Mr. Martig offer letter, Mr. Martig is eligible to participate in the Company’s Executive Bonus Plan for fiscal year 2008.

In connection with the commencement of his employment and pursuant to his offer letter, Mr. Martig entered into a Change of Control Severance Agreement with the Company, effective as of November 5, 2007 (the “Severance Agreement”). The following is a summary of the material terms of the Severance Agreement:

The Severance Agreement provides that if Mr. Martig’s employment with the Company is involuntarily terminated within twelve months following a Change of Control (as defined in the Severance Agreement), Mr. Martig will be entitled to certain severance benefits, including, but not limited to:

(i) a lump sum payment equal to twelve months base salary as in effect as of the date of such termination;

(ii) a lump sum payment equal to an amount representing Mr. Martig’s forgone annual bonus opportunity determined by multiplying 25% of Mr. Martig’s annual base salary, as in effect on date of such termination, by a fraction with a numerator equal to the number of days between the start of the Company’s fiscal year during which the termination occurs and the date of such termination and a denominator equal to 365;

(iii) accelerated vesting for fifty percent of Mr. Martig’s unvested equity compensation awards to the extent such awards are unvested and outstanding as of the date of such termination; and

(iv) reimbursement of premiums paid for continued health care coverage for up to twelve months following the date of such termination.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits.

Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18 of the Exchange Act. Exhibit 99.1 shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Exhibit No.	Description

99.1	Press release of Genesis Microchip Inc., dated November 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS MICROCHIP INC.

By:	/s/ Elias Antoun
Elias Antoun
President & Chief Executive Officer

Date: November 1, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Genesis Microchip Inc., dated November 1, 2007